Exhibit 99


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ARCA               APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
INCORPORATED       7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000


FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810


              APPLIANCE RECYCLING CENTERS OF AMERICA, INC. REPORTS
                     STRONG SECOND QUARTER OPERATING RESULTS


              APPLIANCESMART SAME-STORE RETAIL SALES INCREASED 22%

JULY 25, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $10,095,000, an increase of 73% from $5,819,000 in the year-earlier period and also up from $7,764,000 in this year's first quarter. Net income came to $393,000 or $0.13 per diluted share, up 15% from $341,000 or $.12 per diluted share in the second quarter of 2000 and also up from $316,000 or $.11 per diluted share in this year's first quarter.

Edward R. (Jack) Cameron, president and chief executive officer, said: "The second quarter of 2001 was an excellent period for ARCA, reflecting the strength of our ApplianceSmart retailing and California recycling operations. Consistent with the forecast in our first quarter earnings release, net income growth was restrained in the second quarter by start-up expenses related to the Spring openings of new ApplianceSmart outlets. Also, we incurred additional expenses associated with our award of a significant new contract for handling another residential energy conservation program in California. We believe that our expense structure will stabilize in the third quarter, permitting a larger portion of our growing sales volume to drop to ARCA's bottom line. As a result, we believe ARCA's prospects over the balance of 2001 are very bright."

For the first six months of 2001, revenues totaled $17,859,000, an increase of 79% from $9,993,000 in the same period last year. First half earnings rose to $709,000 or $0.24 per diluted share, from $632,000 or $0.22 per diluted share in the first half of 2000.

ApplianceSmart retail sales increased 64% during the second quarter to $4,940,000 compared to the same period in the prior year. Second quarter retail revenues benefited from the sales contribution of three recently opened outlets in Maplewood, MN (January 2001), Dayton, Ohio, (March 2001) and Columbus, Ohio (May 2001). Second quarter same-store sales, a comparison of the four ApplianceSmart outlets open during the entire second quarters of 2001 and 2000 increased 22%.

Recycling revenues increased 91% in this year's second quarter to $4,885,000 compared to the same period in the prior year. This growth was generated by two residential energy conservation programs in California: the Summer Initiative program and the recycling program sponsored by Southern California Edison Company. Reflecting the strong acceptance of the Summer Initiative program by California consumers, this program became fully subscribed in June when the Company reached a total of 36,000 orders for recycling inefficient operating refrigerators and freezers. This program goal was reached well ahead of schedule, and the Company expects to complete all residential pick-ups and recycling during the third quarter.

In an important recent development, ARCA entered into a contract (the Appliance Early Retirement and Recycling Program) with the California Public Utilities Commission (CPUC) in June to operate a refrigerator/freezer/room air conditioner recycling program in San Diego and surrounding areas; a six-county region in California's Central Valley, including the cities of Fresno and Stockton; and the seven-county Bay Area, including the city of San Francisco. ARCA started taking customer orders for the Appliance Early Retirement and Recycling Program in San Diego in June. The program will be launched in the Central Valley and Bay Area in September. The CPUC has budgeted $14 million to fund the recycling program. The budget allocation includes $50 incentive payments to participants for refrigerators and freezers and $25 incentive payments for room air conditioners. Initial significant revenues from the new program are anticipated in this year's second half. The program is a one-year contract through May 31, 2002.

The Appliance Early Retirement and Recycling Program is expected to permanently remove from service approximately 70,000 operating inefficient refrigerators, freezers and room air conditioners. Administered by the CPUC and funded by recently enacted California legislation, this new energy conservation program is expected to reduce residential peak summer electricity demand by about 21 megawatts, the equivalent of a small power plant. The program will reduce residential consumption of electricity by an estimated 105 million kilowatt hours (kWh) per year, or enough to meet the total electricity needs of about 15,000 households a year for five years.

Based on current trends, the Company anticipates improved third quarter earnings in comparison to this year's second quarter and the third quarter of 2000. The Company does not plan to update this guidance prior to the release of its third quarter operating results in October.

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA (www.ARCAInc.com) is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of April 2001, ApplianceSmart was operating three stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities.

                                     # # #

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.ARCAInc.com.


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APPLIANCE RECYCLING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
2nd Quarter 2001 Results
(000'S OMITTED EXCEPT FOR SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                  ---------------------     ---------------------
                                                                   JUNE 30      JULY 1       JUNE 30      JULY 1
                                                                    2001         2000         2001         2000
                                                                  --------     --------     --------     --------
REVENUES
     Retail                                                       $  4,940     $  3,020     $  9,668     $  5,227
     Recycling                                                       4,885        2,553        7,751        4,229
     ByProduct                                                         270          246          440          537
                                                                  --------     --------     --------     --------
          Total revenues                                          $ 10,095     $  5,819     $ 17,859     $  9,993

COST OF REVENUES                                                     6,164        3,280       10,774        5,450
                                                                  --------     --------     --------     --------
     Gross profit                                                 $  3,931     $  2,539     $  7,085     $  4,543

SELLING, GENERAL & ADMINISTRATIVE EXPENSES                           3,010        1,734        5,400        3,165
                                                                  --------     --------     --------     --------
    Operating income                                              $    921     $    805     $  1,685     $  1,378

OTHER INCOME (EXPENSE)
     Other income                                                       27            7           48            8
     Interest expense                                                 (270)        (225)        (510)        (412)
                                                                  --------     --------     --------     --------
     Income before provision for income taxes                     $    678     $    587     $  1,223     $    974

PROVISION FOR INCOME TAXES                                             285          246          514          342
                                                                  --------     --------     --------     --------
     NET INCOME                                                   $    393     $    341     $    709     $    632
                                                                  ========     ========     ========     ========
     BASIC INCOME PER COMMON SHARE                                    0.17         0.15         0.31         0.28
                                                                  ========     ========     ========     ========
     DILUTED INCOME PER COMMON SHARE                                  0.13         0.12         0.24         0.22
                                                                  ========     ========     ========     ========
     BASIC WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING         2,287        2,287        2,287        2,287
                                                                  ========     ========     ========     ========
     DILUTED WEIGHTED AVERAGE NO. OF COMMON SHARES OUTSTANDING       2,957        2,920        2,910        2,866
                                                                  ========     ========     ========     ========